Exhibit 99.3

Dear Pandionis,

Four years ago, Jo and Alan founded Pandion to bring novel, differentiated medicines to patients living with autoimmune diseases. We have achieved several meaningful milestones since then bringing us to a clinical-stage company with many additional candidates in our research pipeline.

Today marks another major inflection point for Pandion, and I’m excited to share the news with you that we’ve entered into a definitive agreement with Merck to be acquired for $60/share, representing a total equity value of approximately $1.85 billion.

This deal is a testament to our innovation, science, people, and culture. Each and every one of you has contributed to Pandion’s success and for that you should be very proud. Together, we have created significant value for all of our stakeholders, which Merck recognizes. We believe that Merck, with its expertise in global drug development and the resources afforded to a large pharmaceutical company, is well-positioned to bring our pipeline of immunomodulators to the millions of patients living with autoimmune diseases.

I’ve attached the public announcement that was made this morning. Until the closing of the transaction, which is subject to certain customary closing conditions and is expected to occur in the first half of 2021, we will be operating as a separate, independent company. It is vital for all of us to remain focused on our mission to bring new medicines to those living with autoimmune diseases and continue to drive our programs forward without hesitation or delay.

We will hold a mandatory town hall meeting this morning at 9am to discuss the transaction with as many answers as we have at this time. This session will be followed by smaller group meetings. As always, we are committed to being as open and transparent with you as possible and will share information as we are able, however, please understand that we are in the process of finalizing the details of this transaction and may not have all of the answers just yet.

Today’s announcement may generate interest from press or other external parties. If you receive any inquiries related to the transaction, please do not respond, and forward them to a member of senior management. Please also be mindful that we are in a restricted communications period for the time being. Even though the deal has been announced publicly, you should not comment, share, or post anything on social media regarding the news, including from our corporate accounts, and should not have written communications about the transaction, including emails or chats, unless directed to do so by senior management.

I look forward to speaking with you all this morning, celebrating this inflection point for Pandion, and answering any questions we can at this moment in time.

Rahul Kakkar, MD

CEO

Notice to Investors and Security Holders

The tender offer referred to in this communication has not yet commenced. The description contained in this communication is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Merck Sharp & Dohme Corp. (together with its subsidiaries, “Merck”) will file with the Securities and Exchange Commission (the “SEC”). The solicitation and offer to buy shares of common stock (the “Shares”) of Pandion Therapeutics, Inc. (together with its subsidiaries, “Pandion”) will only be made pursuant to an offer to purchase and related tender offer materials. At the time the tender offer is commenced, Merck will file a tender offer statement on Schedule TO and thereafter Pandion will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the Offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF SHARES ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The offer to purchase, the related letter of transmittal and the solicitation/recommendation statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Pandion. Copies of the documents filed with the SEC by Pandion will be available free of charge on Pandion’s internet website at investors.pandiontx.com or by contacting Pandion’s investor relations contact at +1 857-273-0444. Copies of the documents filed with the SEC by Merck can be obtained, when filed, free of charge by directing a request to the Information Agent for the tender offer which will be named in the tender offer materials.

In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents to be filed by Merck, as well as the solicitation/recommendation statement to be filed by Pandion, Pandion will also file annual, quarterly and current reports with the SEC. Pandion’s filings with the SEC are available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward Looking Statements

The information contained in this communication is as of the date of this communication. Pandion assumes no obligation to update forward-looking statements contained in this communication as the result of new information or future events or developments, except as may be required by law.

This communication contains forward-looking information related to Pandion and the proposed acquisition of Pandion that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed acquisition; the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions to the consummation of the acquisition; statements about the expected timetable for completing the transaction; Pandion’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Pandion, Pandion’s product pipeline and portfolio assets and the anticipated timing of closing of the proposed acquisition.

Risks and uncertainties include, among other things, uncertainties as to the timing of the tender offer and the subsequent merger; risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all; uncertainties as to how many of Pandion’s stockholders will tender their shares of

Pandion common stock in the tender offer and the possibility that the acquisition does not close; the possibility that competing offers may be made; risks related to obtaining the requisite consents to the acquisition, including, without limitation, the timing (including possible delays) and receipt of clearance under the Hart-Scott-Antitrust Improvements Act of 1976, as amended; disruption from the transaction making it more difficult to maintain business and operational relationships; significant transaction costs; the risks and uncertainties inherent in research and development, including risks associated with Pandion’s ability to obtain and maintain necessary approvals from the FDA and other regulatory authorities; initiate preclinical studies and clinical trials of its product candidates; advance its product candidates in preclinical research and clinical trials; replicate in clinical trials positive results found in preclinical studies; advance the development of its product candidates under the timelines it anticipates in current and future clinical trials; obtain, maintain or protect intellectual property rights related to its product candidates; manage expenses; and raise the substantial additional capital needed to achieve its business objectives.

Further descriptions of risks and uncertainties relating to Pandion can be found in Pandion’s Registration Statement on Form S-1, as amended, Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, and subsequent Current Reports on Form 8-K, all of which are filed with the SEC and available at www.sec.gov and investors.pandiontx.com.

These forward-looking statements are based on numerous assumptions and assessments made by Pandion in light of its experience and perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors it believes are appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Although it is believed that the expectations reflected in the forward-looking statements in this communication are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this corporate release are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this corporate release.